Exhibit 99.1

Contact:
Brook Wootton	1.980.299.5700

Albemarle Reports Net Sales Increase of 60% for Second Quarter 2023

CHARLOTTE, N.C. – Aug. 2, 2023 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the second quarter ended June 30, 2023.

Second-Quarter 2023 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $2.4 billion, an increase of 60%
•Net income of $650.0 million, or $5.52 per diluted share, an increase of 60%
•Adjusted diluted EPS of $7.33, an increase of 112%
•Adjusted EBITDA of $1.0 billion, an increase of 69%
•Established strategic agreement with Ford Motor Company to supply over 100,000 metric tons of lithium hydroxide from 2026 to 2030
•Agreed to amend the terms of the transaction signed earlier this year with Mineral Resources Ltd. (“MinRes”) to significantly simplify operations and retain full control of downstream conversion assets
•Achieved IRMA 50 performance rating in the Salar de Atacama, becoming first lithium producer to complete independent audit and publish Initiative for Responsible Mining Assurance (“IRMA”) report
•Published 2022 Sustainability Report, highlighting progress on diversity and environmental goals, including a new air quality goal to reduce 90% of sulfur oxide emissions by 2027
•Named to Fortune 500 rankings and TIME100 Most Influential Companies list
•Improved 2023 Energy Storage guidance reflecting recent lithium market prices; Albemarle’s 2023 net sales are now expected to increase approximately 40% to 55% year-over-year and 2023 adjusted EBITDA is expected to increase 10% to 25% year-over-year

"We achieved $2.4 billion in net sales, up 60% from prior year, primarily driven by higher prices and volumes in our Energy Storage business,” commented Albemarle CEO Kent Masters. “We remain confident in the long-term outlook for our businesses and are increasing our full-year 2023 net sales and adjusted EBITDA outlook based on the recent increase in lithium market prices. Our investments in future capacity are on track, with the Salar Yield Improvement Project mechanically complete and the Meishan project on schedule for early 2024 mechanical completion.”

2023 Corporate Outlook
The company is updating its full-year 2023 outlook to reflect recent lithium market prices. Net sales are expected to increase 40% to 55% over the prior year, primarily driven by the continued global shift to electric vehicles. The year-over-year increase in Adjusted EBITDA is expected to be in the range of 10% to 25%, primarily due to higher Energy Storage pricing. Net cash from operations is expected to be in the range of $1.2 billion to $1.8 billion for the full year 2023, below previous outlook primarily driven by changes in working capital related to timing of Energy Storage shipments and agreements in principle to resolve the previously disclosed matter (“DOJ Matter”) with the U.S. Department of Justice (“DOJ”) and the Securities Exchange Commission (“SEC”). The company’s capital expenditures are expected to be between $1.9 billion and $2.1 billion for 2023, above previous outlook due to the retention of full ownership in lithium processing assets under the amended agreements with MinRes.

	FY 2023 Guidance as of May 3, 2023	FY 2023 Guidance as of August 2, 2023
Net sales	$9.8 - $11.5 billion	$10.4 - $11.5 billion
Adjusted EBITDA(a)	$3.3 - $4.0 billion	$3.8 - $4.4 billion
Adjusted EBITDA Margin(a)	34% - 35%	37% - 38%
Adjusted Diluted EPS(a)	$20.75 - $25.75	$25.00 - $29.50
Net Cash from Operations	$1.7 - $2.3 billion	$1.2 - $1.8 billion
Capital Expenditures	$1.7 - $1.9 billion	$1.9 - $2.1 billion
(a)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information regarding Non-GAAP Measures” for more information.

Second Quarter 2023 Results

In millions, except per share amounts	Q2 2023	Q2 2022	$ Change	% Change
Net sales	$2,370.2	$1,479.6	$890.6	60.2%
Net income attributable to Albemarle Corporation	$650.0	$406.8	$243.3	59.8%
Adjusted EBITDA(a)	$1,032.3	$610.2	$422.1	69.2%
Diluted earnings per share	$5.52	$3.46	$2.06	59.5%
Non-operating pension and OPEB items(a)	—	(0.03)
Non-recurring and other unusual items(a)	1.81	0.02
Adjusted diluted earnings per share(a)(b)	$7.33	$3.45	$3.88	112.5%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the second quarter of 2023 were $2.4 billion compared to $1.5 billion for the prior-year quarter. The 60% increase was driven by increased prices from the Energy Storage and Ketjen businesses. Net income attributable to Albemarle of $650.0 million increased by $243.3 million from the prior-year quarter due to favorable prices and higher sales volume in Energy Storage partially offset by lower sales volume in Specialties. Adjusted EBITDA of $1.0 billion increased by $422.1 million from the prior-year quarter primarily due to higher net sales.

The effective income tax rate for the second quarter of 2023 was 25.5% compared to 22.2% in the same period of 2022. On an adjusted basis, the effective income tax rates were 12.9% and 26.3% for the second quarter of 2023 and 2022, respectively, with the decrease primarily due to changes in the geographic income mix.
Adjusted diluted EPS of $7.33 and adjusted EBITDA of $1.0 billion do not reflect an accrual of $218.5 million related to the previously disclosed DOJ Matter.

Business Segment Results
Beginning January 1, 2023, the company re-segmented its operating segments. The results from 2022 are recast to align with the new structure.

Energy Storage Results

In millions	Q2 2023	Q2 2022	$ Change	% Change
Net Sales	$1,763.1	$802.4	$960.7	119.7%
Adjusted EBITDA	$932.0	$483.5	$448.5	92.8%

Energy Storage net sales for the second quarter of 2023 were $1.8 billion, an increase of $1.0 billion (+120%) due to higher prices reflecting tight market conditions, primarily in battery- and tech-grade carbonate and hydroxide. Volume was also higher (+36%) related to the La Negra III/IV expansion in Chile, production from our processing plant in Qinzhou, China, and higher tolling volumes to meet growing customer demand. Adjusted EBITDA of $932.0 million increased $448.5 million due to higher prices and volumes.

2023 Energy Storage Outlook
Energy Storage net sales for the full year are estimated to range between $7.9 billion and $8.8 billion, above previous outlook primarily due to higher lithium market index pricing. Energy Storage volumes are projected to be at the higher end of the previous range of 30% to 40% in 2023 compared to 2022. Full year realized pricing is expected to be at the higher end of the previous range of 20% to 30% compared to the prior year, assuming recent lithium market prices continue through 2023. Adjusted EBITDA is anticipated to range between $3.5 billion and $3.9 billion, above previous outlook as higher net sales more than offset timing impacts of higher priced spodumene inventories.

In July, Albemarle announced an agreement to amend and simplify commercial arrangements reached with MinRes in February 2023. Under the revised agreements, Albemarle is expected to take full ownership of the Kemerton lithium processing facility and 50% ownership of the Wodgina spodumene mine in Australia and retain full ownership of the Qinzhou and Meishan lithium processing facilities in China. Transfer of 10% interest in Wodgina is exchanged for 25% interest in Kemerton. Upon closing, Albemarle expects to pay MinRes $380 million to $400 million of which about half relates to net consideration for the remaining 15% ownership of Kemerton and about half relates to settlement adjustments for effective economic date of April 1, 2022, and other transaction costs. Closing is anticipated later in 2023, pending Australian regulatory approvals.

Albemarle continues to expand its global portfolio of conversion capacity and improve utilization of its world-class resource portfolio with several notable developments in the second quarter. In Chile, the Salar Yield Improvement Project achieved mechanical completion and has moved into the commissioning phase. In Australia, Kemerton I is operating and producing battery-grade product subject to customer qualification. Kemerton III & IV projects have been gated into execution. In China, the construction of Meishan is progressing on-budget and ahead of schedule with mechanical completion expected in early 2024.

Specialties Results

In millions	Q2 2023	Q2 2022	$ Change	% Change
Net Sales	$371.3	$466.9	$(95.6)	(20.5)%
Adjusted EBITDA	$60.2	$147.4	$(87.2)	(59.2)%

Specialties net sales for the second quarter of 2023 were $371.3 million, a decrease of $95.6 million (-20%) primarily due to lower volumes (-15%) and lower prices (-5%). Adjusted EBITDA of $60.2 million decreased $87.2 million. Both volumes and prices were impacted by weaker demand, particularly for consumer electronics.

2023 Specialties Outlook
Albemarle is updating its 2023 outlook for Specialties net sales to range between $1.5 billion and $1.6 billion, with adjusted EBITDA estimated from $385 million to $440 million. Adjusted EBITDA 2023 margins are expected to be down year-over-year primarily due to continued weakness in certain end-use markets including consumer and industrial electronics and elastomers partially offset by strong demand in other end-markets, such as pharmaceuticals, agriculture and oilfield services.

Ketjen Results

In millions	Q2 2023	Q2 2022	$ Change	% Change
Net Sales	$235.8	$210.3	$25.5	12.1%
Adjusted EBITDA	$42.9	$9.8	$33.1	337.9%

Ketjen net sales of $235.8 million for the second quarter of 2023 were up 12% compared to the previous year due to higher prices, primarily from fluid catalytic cracking and clean fuel technologies. Adjusted EBITDA of $42.9 million increased $33.1 million largely due to an insurance claim receipt.

In June, Albemarle announced the appointment of Michael J. Simmons as president of Ketjen, a wholly owned subsidiary.

2023 Ketjen Outlook
Albemarle reaffirmed Ketjen net sales of $1.0 billion to $1.1 billion, and increased adjusted EBITDA from $120 million to $150 million for 2023. Adjusted EBITDA guidance increased primarily due to an insurance settlement.

Cash Flow and Capital Deployment
Cash from operations of $794.7 million increased $734.4 million versus the prior year period. This was driven by increased adjusted EBITDA and dividends received from equity investments, partially offset by working capital changes that were primarily due to the increase in receivables and inventories from higher lithium prices. Capital expenditures of $919.3 million increased by $416.7 million versus the prior-year period as the company invested in Energy Storage and Specialties capacity to support growth.

Albemarle’s primary capital allocation priorities are to invest in organic and inorganic opportunities to drive profitable growth, maintain its financial flexibility and investment grade credit rating, and fund its dividends.

Balance Sheet and Liquidity
As of June 30, 2023, Albemarle had estimated liquidity of approximately $3.3 billion, including $1.6 billion of cash and equivalents, the full $1.5 billion under its revolver and $207.4 million available under other credit lines. Total debt was $3.5 billion, representing our debt covenant net debt to adjusted EBITDA of approximately 0.4 times.

Earnings Call

Date:	Thursday, August 3, 2023
Time:	9:00 AM Eastern time
Dial-in (U.S.):	1.888.550.9911
Dial-in (International):	1.646.960.0798
Passcode:	7739681

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on Twitter @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding expected: financial and operating results, production capacity, volumes, and prices, demand for Albemarle’s products, capital projects, acquisition and divestiture transactions, market and economic trends, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-

looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$2,370,190	$1,479,593	$4,950,442	$2,607,321
Cost of goods sold	1,811,703	899,169	3,115,415	1,577,867
Gross profit	558,487	580,424	1,835,027	1,029,454
Selling, general and administrative expenses	397,070	128,942	551,376	241,510
Research and development expenses	21,419	17,386	41,890	33,469
Loss on sale of interest in properties	—	—	—	8,400
Operating profit	139,998	434,096	1,241,761	746,075
Interest and financing expenses	(25,577)	(41,409)	(52,354)	(69,243)
Other income, net	53,954	8,767	136,446	24,263
Income before income taxes and equity in net income of unconsolidated investments	168,375	401,454	1,325,853	701,095
Income tax expense	42,987	89,018	319,950	169,548
Income before equity in net income of unconsolidated investments	125,388	312,436	1,005,903	531,547
Equity in net income of unconsolidated investments (net of tax)	551,051	128,156	947,239	190,592
Net income	676,439	440,592	1,953,142	722,139
Net income attributable to noncontrolling interests	(26,396)	(33,819)	(64,519)	(61,983)
Net income attributable to Albemarle Corporation	$650,043	$406,773	$1,888,623	$660,156
Basic earnings per share	$5.54	$3.47	$16.10	$5.64
Diluted earnings per share	$5.52	$3.46	$16.03	$5.61

Weighted-average common shares outstanding – basic	117,332	117,116	117,282	117,091
Weighted-average common shares outstanding – diluted	117,769	117,724	117,805	117,689

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,599,738	$1,499,142
Trade accounts receivable	1,344,278	1,190,970
Other accounts receivable	426,780	185,819
Inventories	3,658,623	2,076,031
Other current assets	425,358	234,955
Total current assets	7,454,777	5,186,917
Property, plant and equipment	10,396,965	9,354,330
Less accumulated depreciation and amortization	2,542,424	2,391,333
Net property, plant and equipment	7,854,541	6,962,997
Investments	1,621,424	1,150,553
Other assets	269,694	250,558
Goodwill	1,634,823	1,617,627
Other intangibles, net of amortization	274,409	287,870
Total assets	$19,109,668	$15,456,522
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$1,960,068	$1,533,624
Accounts payable to related parties	1,092,398	518,377
Accrued expenses	672,807	505,894
Current portion of long-term debt	6,247	2,128
Dividends payable	46,654	46,116
Income taxes payable	513,339	134,876
Total current liabilities	4,291,513	2,741,015
Long-term debt	3,509,289	3,214,972
Postretirement benefits	32,792	32,751
Pension benefits	159,131	159,571
Other noncurrent liabilities	700,825	636,596
Deferred income taxes	328,078	480,770
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,174	1,172
Additional paid-in capital	2,936,036	2,940,840
Accumulated other comprehensive loss	(517,946)	(560,662)
Retained earnings	7,396,045	5,601,277
Total Albemarle Corporation shareholders’ equity	9,815,309	7,982,627
Noncontrolling interests	272,731	208,220
Total equity	10,088,040	8,190,847
Total liabilities and equity	$19,109,668	$15,456,522

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash and cash equivalents at beginning of year	$1,499,142	$439,272
Cash flows from operating activities:
Net income	1,953,142	722,139
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	180,356	137,567
Loss on sale of interest in properties	—	8,400
Stock-based compensation and other	20,017	15,232
Equity in net income of unconsolidated investments (net of tax)	(947,239)	(190,592)
Dividends received from unconsolidated investments and nonmarketable securities	1,079,439	156,964
Pension and postretirement benefit	3,933	(8,273)
Pension and postretirement contributions	(8,632)	(7,685)
Unrealized (gain) loss on investments in marketable securities	(61,434)	3,061
Loss on early extinguishment of debt	—	19,219
Deferred income taxes	(144,720)	39,476
Working capital changes	(1,155,408)	(888,036)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	11,623	96,314
Other, net	(136,390)	(43,475)
Net cash provided by operating activities	794,687	60,311
Cash flows from investing activities:
Acquisitions, net of cash acquired	(8,240)	—
Capital expenditures	(919,295)	(502,607)
(Purchases) sales of marketable securities, net	(123,979)	3,402
Investments in equity and other corporate investments	(1,192)	(767)
Net cash used in investing activities	(1,052,706)	(499,972)
Cash flows from financing activities:
Repayments of long-term debt and credit agreements	—	(455,000)
Proceeds from borrowings of long-term debt and credit agreements	300,000	1,964,216
Other debt repayments, net	(1,500)	(390,601)
Fees related to early extinguishment of debt	—	(9,767)
Dividends paid to shareholders	(93,317)	(91,894)
Dividends paid to noncontrolling interests	(53,145)	(26,525)
Proceeds from exercise of stock options	81	855
Withholding taxes paid on stock-based compensation award distributions	(24,910)	(10,583)
Other	—	(4,172)
Net cash provided by financing activities	127,209	976,529
Net effect of foreign exchange on cash and cash equivalents	231,406	(45,544)
Increase in cash and cash equivalents	100,596	491,324
Cash and cash equivalents at end of period	$1,599,738	$930,596

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales:
Energy Storage	$1,763,065	$802,393	$3,706,747	$1,266,097
Specialties	371,302	466,875	790,080	913,022
Ketjen	235,823	210,325	453,615	428,202
Total net sales	$2,370,190	$1,479,593	$4,950,442	$2,607,321

Adjusted EBITDA:
Energy Storage	$932,023	$483,517	$2,338,204	$768,764
Specialties	60,200	147,374	222,358	299,976
Ketjen	42,882	9,792	57,425	26,702
Total segment adjusted EBITDA	1,035,105	640,683	2,617,987	1,095,442
Corporate	(2,839)	(30,474)	9,998	(53,303)
Total adjusted EBITDA	$1,032,266	$610,209	$2,627,985	$1,042,139

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Reconciliation of adjusted EBITDA on a segment basis is also provided. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023		2022		2023		2022
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net income attributable to Albemarle Corporation	$650,043		$406,773		$1,888,623		$660,156
Add back:
Non-operating pension and OPEB items (net of tax)	381		(3,946)		755		(8,085)
Non-recurring and other unusual items (net of tax)	213,194		2,909		190,420		33,812
Adjusted net income attributable to Albemarle Corporation	$863,618		$405,736		$2,079,798		$685,883

Adjusted diluted earnings per share	$7.33		$3.45		$17.65		$5.83

Weighted-average common shares outstanding – diluted	117,769		117,724		117,805		117,689

Net income attributable to Albemarle Corporation	$650,043	27.4%	$406,773	27.5%	$1,888,623	38.2%	$660,156	25.3%
Add back:
Interest and financing expenses	25,577	1.1%	41,409	2.8%	52,354	1.1%	69,243	2.7%
Income tax expense	42,987	1.8%	89,018	6.0%	319,950	6.5%	169,548	6.5%
Depreciation and amortization	93,085	3.9%	70,993	4.8%	180,356	3.6%	137,567	5.3%
EBITDA	811,692	34.2%	608,193	41.1%	2,441,283	49.3%	1,036,514	39.8%
Non-operating pension and OPEB items	612	—%	(5,038)	(0.3)%	1,213	—%	(10,318)	(0.4)%
Non-recurring and other unusual items	219,962	9.3%	7,054	0.5%	185,489	3.7%	15,943	0.6%
Adjusted EBITDA	$1,032,266	43.6%	$610,209	41.2%	$2,627,985	53.1%	$1,042,139	40.0%

Net sales	$2,370,190		$1,479,593		$4,950,442		$2,607,321

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Interest cost	$9,027	$5,894	$18,037	$11,826
Expected return on assets	(8,415)	(10,932)	(16,824)	(22,144)
Total	$612	$(5,038)	$1,213	$(10,318)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Acquisition and integration related costs(1)	$0.04	$0.03	$0.08	$0.05
Loss on sale of interest in properties(2)	—	—	—	0.07
Loss on early extinguishment of debt(3)	—	0.13	—	0.13
Mark-to-market gain on public equity securities(4)	(0.10)	—	(0.39)	—
Legal accrual(5)	1.82	—	1.82	—
Other(6)	0.07	0.01	0.12	—
Tax related items(7)	(0.02)	(0.15)	(0.01)	0.04
Total non-recurring and other unusual items	$1.81	$0.02	$1.62	$0.29

(1)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and six months ended June 30, 2023 were $6.5 million and $11.6 million ($5.0 million and $9.0 million after income taxes, or $0.04 and $0.08 per share), respectively, and for the three and six months ended June 30, 2022 were $5.4 million and $7.1 million ($4.2 million and $5.5 million after income taxes, or $0.03 and $0.05 per share), respectively.

(2)Included in Loss on sale of interest in properties for the six months ended June 30, 2022 is an expense of $8.4 million ($0.07 per share after no income tax impact) related to a post-measurement period Wodgina acquisition purchase price adjustment for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to cost overruns from supply chain, labor and COVID-19 pandemic related issues.

(3)Included in Interest and financing expenses for the three and six months ended June 30, 2022 is a loss on early extinguishment of debt of $19.2 million ($14.9 million after income taxes, or $0.13 per share), representing the tender premiums, fees, unamortized discounts, unamortized deferred financing costs and accelerated amortization of associated interest rate swap from the redemption of the $425 million senior notes originally due in 2024 using the proceeds from the issuance of $1.7 billion in senior notes in May 2022.
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(4)Gain of $15.0 million and $60.8 million ($11.2 million and $45.6 million after income taxes, or $0.10 and $0.39 per share) recorded in Other income, net for the three and six months ended June 30, 2023, respectively, resulting from the net increase in fair value of investments in public equity securities.

(5)Accrual of $218.5 million ($214.9 million after income taxes, or $1.82 per share) recorded in Selling, general and administrative expenses resulting from agreements in principle to resolve a previously disclosed legal matter with the DOJ and SEC related to conduct in our Ketjen business prior to 2018.

(6)Other adjustments for the three months ended June 30, 2023 included amounts recorded in:
•Selling, general and administrative expenses - $7.4 million of severance costs in our Ketjen business which are primarily expected to be paid out during 2023, $0.7 million of facility closure expenses related to offices in Germany and $0.6 million primarily related to shortfall contributions for a multiemployer plan financial improvement plan.
•Other income, net - $3.9 million of a loss resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by a $2.7 million gain in the fair value of preferred equity of a Grace subsidiary.
After income taxes, these charges totaled $8.4 million, or $0.07 per share.

Other adjustments for the six months ended June, 2023 included amounts recorded in:
•Selling, general and administrative expenses - $7.4 million of severance costs in our Ketjen business which are primarily expected to be paid out during 2023, $1.9 million of charges primarily for environmental reserves at sites not part of our operations, $1.4 million of facility closure expenses related to offices in Germany and $0.6 million primarily related to shortfall contributions for a multiemployer plan financial improvement plan.
•Other income, net - $3.9 million of a loss resulting from the adjustment of indemnification related to previously disposed businesses and $3.6 million of charges for asset retirement obligations at a site not part of our operations, partially offset by a $2.7 million gain in the fair value of preferred equity of a Grace subsidiary.
After income taxes, these charges totaled $13.2 million, or $0.12 per share.

Other adjustments for the three months ended June 30, 2022 included amounts recorded in:
•Selling, general and administrative expenses - $0.5 million of expense related to the settlement of a legal matter resulting from a prior acquisition.
•Other income, net - $1.1 million primarily related to facility closure expenses of offices in Germany.
After income taxes, these charges totaled $1.2 million, or $0.01 per share.

Other adjustments for the six months ended June 30, 2022 included amounts recorded in:
•Cost of goods sold - $0.5 million of expense related to the settlement of a legal matter resulting from a prior acquisition.
•Selling, general and administrative expenses - $4.3 million of gains from the sale of legacy properties not part of our operations, partially offset by $2.8 million of charges for environmental reserves at sites not part of our operations and $1.1 million primarily related to facility closure expenses of offices in Germany.
•Other income, net - $0.6 million gain related to a settlement received from a legal matter in a prior period.
After income taxes, these charges totaled $0.3 million, or less than $0.01 per share.

(7)Included in Income tax expense for the three and six months ended June 30, 2023 are discrete net tax benefits of $3.9 million, or $0.02 per share and $1.0 million, or $0.01 per share, respectively. The net benefit primarily related to foreign return to provisions offset by excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and six months ended June 30, 2022 are discrete net tax benefits of $17.3 million, or $0.15 per share and net tax expense of $4.7 million, or $0.04 per share, respectively. The net benefit for the three months was primarily related to a benefit from global intangible low-taxed income, partially offset by net discrete tax expenses related to withholding taxes and foreign return to provisions. The discrete net expense for the six months was primarily related to withholding taxes and foreign return to provisions, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended June 30, 2023
As reported	$168,375	$42,987	25.5%
Non-recurring, other unusual and non-operating pension and OPEB items	220,574	6,999
As adjusted	$388,949	$49,986	12.9%

Three months ended June 30, 2022
As reported	$401,454	$89,018	22.2%
Non-recurring, other unusual and non-operating pension and OPEB items	21,235	22,272
As adjusted	$422,689	$111,290	26.3%

Six months ended June 30, 2023
As reported	$1,325,853	$319,950	24.1%
Non-recurring, other unusual and non-operating pension and OPEB items	186,702	(4,473)
As adjusted	$1,512,555	$315,477	20.9%

Six months ended June 30, 2022
As reported	$701,095	$169,548	24.2%
Non-recurring, other unusual and non-operating pension and OPEB items	24,844	(883)
As adjusted	$725,939	$168,665	23.2%